EXHIBIT 99.2

NRG NORTHEAST GENERATING LLC

CONSOLIDATED FINANCIAL STATEMENTS

At June 30, 2004 and December 31, 2003, and for
the Three and Six Months Ended June 30, 2004 and 2003

NRG NORTHEAST GENERATING LLC

INDEX

Page(s)

Consolidated Financial Statements (Unaudited)
Unaudited Consolidated Balance Sheets at June 30, 2004 and December 31, 2003	2
Unaudited Consolidated Statements of Operations for the three and six months ended June 30, 2004 and 2003	3
Unaudited Consolidated Statements of Members’ Equity for the three and six months ended June 30, 2004 and 2003	4-5
Unaudited Consolidated Statements of Cash Flows for the six months ended June 30, 2004 and 2003	6
Notes to Unaudited Consolidated Financial Statements	7-22

NRG NORTHEAST GENERATING LLC

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	Reorganized Company

	June 30,	December 31,
	2004	2003

	(In thousands of dollars)
ASSETS
Current assets
Cash and cash equivalents	$110,409	$6,250
Restricted cash	3,725	4,198
Accounts receivable	217	306
Accounts receivable — affiliates	15,070	9,665
Inventory	119,570	107,441
Derivative instruments valuation	11,455	611
Prepayments and other current assets	36,735	33,812

Total current assets	297,181	162,283
Property, plant and equipment, net of accumulated depreciation of $25,980 and $2,911, respectively	834,136	843,832
Intangible assets, net of accumulated amortization of $8,323 and $523, respectively	195,883	213,687
Deferred income tax	84,717	91,565
Derivative instruments valuation	1,724	—
Other assets	7,382	7,355

Total assets	$1,421,023	$1,318,722

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities
Note payable — affiliate	$—	$30,000
Accounts payable	162	177
Accrued interest	—	2,557
Other accrued liabilities	47,444	51,225
Deferred income tax	451	453
Derivative instruments valuation	20,864	190

Total current liabilities	68,921	84,602
Other long-term obligations	11,557	7,528

Total liabilities	80,478	92,130

Commitments and contingencies
Members’ equity	1,340,545	1,226,592

Total liabilities and members’ equity	$1,421,023	$1,318,722

The accompanying notes are an integral part of these consolidated financial statements.

NRG NORTHEAST GENERATING LLC

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Reorganized	Predecessor	Reorganized	Predecessor
	Company	Company	Company	Company

	Three Months Ended		Six Months Ended

	June 30,	June 30,	June 30,	June 30,
	2004	2003	2004	2003

	(In thousands of dollars)
Revenues	$229,542	$163,172	$505,672	$343,386
Operating costs	146,310	186,143	322,046	355,201
Depreciation	11,109	20,434	23,068	36,770
General and administrative expenses	16,501	8,120	28,807	19,639
Reorganization items	27	—	348	—
Restructuring and impairment charges	—	221,521	—	221,521

Income (loss) from operations	55,595	(273,046)	131,403	(289,745)
Other income (expense), net	2,339	(55)	2,395	7
Interest expense	(1,391)	(13,108)	(677)	(25,702)

Income (loss) before income taxes	56,543	(286,209)	133,121	(315,440)
Income tax expense (benefit)	24,360	(123,018)	57,363	(135,582)

Net income (loss)	$32,183	$(163,191)	$75,758	$(179,858)

The accompanying notes are an integral part of these consolidated financial statements.

NRG NORTHEAST GENERATING LLC

CONSOLIDATED STATEMENTS OF MEMBERS’ EQUITY

For the Three Months Ended June 30, 2004 and 2003
(Unaudited)

					Accumulated
	Members’		Members’	Accumulated	Other	Total
			Contributions/	Net Income	Comprehensive	Members’
	Unit	Amount	Distributions	(Loss)	Income	Equity

	(In thousands of dollars)
Balances at March 31, 2003 (Predecessor Company)	1,000	$1	$824,828	$50,835	$12,311	$887,975
Net loss				(163,191)		(163,191)
Impact of SFAS No. 133 for the three months ended June 30, 2003					(12,311)	(12,311)

Comprehensive loss						(175,502)

Balances at June 30, 2003 (Predecessor Company)	1,000	$1	$824,828	$(112,356)	$—	$712,473

Balances at March 31, 2004 (Reorganized Company)	1,000	$1	$1,251,915	$49,421	$(15,270)	$1,286,067
Net income				32,183		32,183
Impact of SFAS No. 133 for the three months ended June 30, 2004					2,948	2,948

Comprehensive income						35,131
Contribution from members			19,347			19,347

Balances at June 30, 2004 (Reorganized Company)	1,000	$1	$1,271,262	$81,604	$(12,322)	$1,340,545

The accompanying notes are an integral part of these consolidated financial statements.

NRG NORTHEAST GENERATING LLC

CONSOLIDATED STATEMENTS OF MEMBERS’ EQUITY

For the Six Months Ended June 30, 2004 and 2003
(Unaudited)

					Accumulated
	Members’		Members’	Accumulated	Other	Total
			Contributions/	Net Income	Comprehensive	Members’
	Unit	Amount	Distributions	(Loss)	Income	Equity

	(In thousands of dollars)
Balances at December 31, 2002 (Predecessor Company)	1,000	$1	$824,828	$67,502	$28,835	$921,166
Net loss				(179,858)		(179,858)
Impact of SFAS No. 133 for the six months ended June 30, 2003					(28,835)	(28,835)

Comprehensive loss						(208,693)

Balances at June 30, 2003 (Predecessor Company)	1,000	$1	$824,828	$(112,356)	$—	$712,473

Balances at December 31, 2003 (Reorganized Company)	1,000	$1	$1,220,745	$5,846	$—	$1,226,592
Net income				75,758		75,758
Impact of SFAS No. 133 for the six months ended June 30, 2004					(12,322)	(12,322)

Comprehensive income						63,436
Contributions from members			50,517			50,517

Balances at June 30, 2004 (Reorganized Company)	1,000	$1	$1,271,262	$81,604	$(12,322)	$1,340,545

The accompanying notes are an integral part of these consolidated financial statements.

NRG NORTHEAST GENERATING LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Reorganized	Predecessor
	Company	Company

	Six Months	Six Months
	Ended	Ended
	June 30,	June 30,
	2004	2003

	(In thousands of dollars)
Cash flows from operating activities
Net income (loss)	$75,758	$(179,858)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation	23,068	38,000
Gain on disposal of equipment	—	(1,230)
Unrealized gains on derivatives	(4,217)	(19,709)
Amortization of debt issuance costs	—	1,124
Amortization of intangible assets	7,800	—
Asset impairment	—	221,521
Deferred income taxes	6,848	(135,582)
Current tax expense — non cash contribution from members	50,517	—
Changes in assets and liabilities
Accounts receivable	89	84,016
Accounts receivable/payable — affiliates	(5,405)	18,236
Inventories	(12,129)	5,016
Prepaid expenses	(2,923)	(8,148)
Accounts payable	(15)	(6,911)
Accrued interest	(2,557)	137
Other accrued liabilities	(3,781)	20,159
Other noncurrent assets and liabilities	14,005	(33,988)

Net cash provided by operating activities	147,058	2,783

Cash flows from investing activities
Decrease in restricted cash	473	—
Proceeds from disposition of PP&E	—	4,876
Capital expenditures	(13,372)	(5,494)

Net cash used in investing activities	(12,899)	(618)

Cash flows from financing activities
Principal payment of note payable — affiliate	(30,000)	—
Debt issuance costs	—	(7,537)

Net cash used in financing activities	(30,000)	(7,537)

Net change in cash and cash equivalents	104,159	(5,372)
Cash and cash equivalents
Beginning of period	6,250	14,354

End of period	$110,409	$8,982

The accompanying notes are an integral part of these consolidated financial statements.

NRG NORTHEAST GENERATING LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1.	Organization

      NRG Northeast Generating LLC (the “Company” or “NRG Northeast”), a wholly owned indirect subsidiary of NRG Energy, Inc. (“NRG Energy”), owns electric power generation plants in the northeastern region of the United States. The Company’s members are Northeast Generation Holding LLC and NRG Eastern LLC, each of which owns a 50% interest in the Company and are directly held wholly owned subsidiaries of NRG Energy. The Company was formed in 1999 for the purpose of financing, acquiring, owning, operating and maintaining, through its subsidiaries and affiliates the power generation facilities owned by Arthur Kill Power LLC, Astoria Gas Turbine Power LLC, Connecticut Jet Power LLC, Devon Power LLC, Dunkirk Power LLC, Huntley Power LLC, Middletown Power LLC, Montville Power LLC, Norwalk Power LLC, Oswego Harbor Power LLC and Somerset Power LLC.

Recent Developments

      On May 14, 2003, NRG Energy and 25 of its direct and indirect wholly owned subsidiaries commenced voluntary petitions under Chapter 11 of the bankruptcy code in the United States Bankruptcy Court for the Southern District of New York. The Company and its direct subsidiaries were included in the Chapter 11 filing. During the bankruptcy proceedings, NRG Energy continued to conduct business and manage the companies as debtors in possession pursuant to sections 1107(a) and 1108 of the bankruptcy code. Two plans of reorganization were filed in connection with the restructuring efforts. The first, filed on May 14, 2003, and referred to as NRG Energy’s Plan of Reorganization, relates to NRG Energy and the other NRG Energy plan debtors. The second plan, relating to the Company, its subsidiaries and the South Central subsidiaries, referred to as the Northeast/South Central Plan of Reorganization, was filed on September 17, 2003. On November 24, 2003, the bankruptcy court entered an order confirming NRG Energy’s Plan of Reorganization and the plan became effective on December 5, 2003. On November 25, 2003, the bankruptcy court issued an order confirming the Northeast/South Central Plan of Reorganization and the plan became effective on December 23, 2003. In connection with NRG Energy’s emergence from bankruptcy, NRG Energy adopted fresh start accounting in accordance with AICPA Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code (“SOP 90-7”) on December 5, 2003. NRG Energy’s fresh start accounting was applied to the Company on a push down accounting basis with the financial statement impact recorded as an adjustment to the December 6, 2003 members’ equity.

Northeast/ South Central Plan of Reorganization

      The Northeast/ South Central Plan of Reorganization was proposed on September 17, 2003, after the necessary financing commitments were secured. On November 25, 2003, the bankruptcy court issued an order confirming the Northeast/ South Central Plan of Reorganization and the plan became effective on December 23, 2003. In connection with the order confirming the Northeast/ South Central Plan of Reorganization, the court entered a separate order which provides that the allowed amount of the bondholders’ claims shall equal in the aggregate the sum of (i) $1.3 billion plus (ii) any accrued and unpaid interest at the applicable contract rates through the date of payment to the indenture trustee plus (iii) the reasonable fees, costs or expenses of the collateral agent and indenture trustee (other than reasonable professional fees incurred from October 1, 2003) plus (iv) $19.6 million, ratably, for each holder of bonds based upon the current outstanding principal amount of the bonds and irrespective of (a) the date of maturity of the bonds, (b) the interest rate applicable to such bonds and (c) the issuer of the bonds.

      The creditors of NRG Northeast and South Central subsidiaries were unimpaired by the Northeast/ South Central Plan of Reorganization. The creditors holding allowed general secured claims were paid in cash, in full on the effective date of the Northeast/ South Central Plan of Reorganization. Holders of allowed unsecured claims received either (i) cash equal to the unpaid portion of their allowed unsecured claim,

NRG NORTHEAST GENERATING LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(ii) treatment that leaves unaltered the legal, equitable and contractual rights to which such unsecured claim entitles the holder of such claim, (iii) treatment that otherwise renders such unsecured claim unimpaired pursuant to section 1124 of the bankruptcy code or (iv) such other, less favorable treatment that is confirmed in writing as being acceptable to such holder and to the applicable debtor.

2.	Summary of Significant Accounting Policies

Basis of Presentation

      As used in these unaudited interim consolidated financial statements, “Predecessor Company” refers to the Company prior to NRG Energy’s emergence from bankruptcy. “Reorganized Company” refers to the Company after NRG Energy’s emergence from bankruptcy.

      Between May 14, 2003 and December 23, 2003, the Company operated as a debtor-in-possession under the supervision of the Bankruptcy Court. The Company’s financial statements for reporting periods within that timeframe were prepared in accordance with the provisions of SOP 90-7.

      The accompanying unaudited interim consolidated financial statements have been prepared in accordance with the Securities and Exchange Commission’s or “SEC” regulations for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. The accounting policies followed are set forth in Note 2 to the Company’s annual audited consolidated financial statements for the year ended December 31, 2003. The following notes should be read in conjunction with such policies and other disclosures. Interim results are not necessarily indicative of results for a full year.

      In the opinion of management, the accompanying unaudited interim consolidated financial statements contain all material adjustments necessary to present fairly the Company’s consolidated financial position as of June 30, 2004 and December 31, 2003, the results of its operations, and members’ equity for the three and six months ended June 30, 2004 and 2003 and the cash flows for the six months ended June 30, 2004 and 2003. Certain prior-year amounts have been reclassified for comparative purposes.

Comparability of Financial Information

      Due to NRG Energy’s adoption of Fresh Start as of December 5, 2003, the Reorganized Company’s consolidated balance sheet, statement of operations and statement of cash flows have not been prepared on a consistent basis with the Predecessor Company’s financial statements and are not comparable in certain respects to the financial statements prior to the application of push down accounting from NRG Energy’s fresh start accounting. A black line has been drawn on the accompanying consolidated financial statements (excluding the balance sheet) to separate and distinguish between the Reorganized Company and the Predecessor Company.

NRG NORTHEAST GENERATING LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

3.	Other Charges

      Restructuring and impairment charges and reorganization items included in operating costs and expenses in the consolidated statements of operations include the following:

	Reorganized	Predecessor	Reorganized	Predecessor
	Company	Company	Company	Company

	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
	June 30,	June 30,	June 30,	June 30,
	2004	2003	2004	2003

	(In thousands of dollars)
Impairment charges	$—	$221,521	$—	$221,521
Reorganization items	27	—	348	—

	$27	$221,521	$348	$221,521

Restructuring and Impairment Charges

      The Company reviewed the recoverability of its long-lived assets in accordance with the guidelines of SFAS No. 144. As a result of this review, no impairment charges were recorded for the three and six months ended June 30, 2004. The Company recorded $221.5 million of impairment charges for the three and six months ended June 30, 2003, which included the following:

		Predecessor Company

		Three Months	Six Months
		Ended	Ended
Project Name	Project Status	June 30, 2003	June 30, 2003	Fair Value Basis

Devon Power LLC	Operating at a loss	$64,198	$64,198	Projected cash flows
Middletown Power LLC	Operating at a loss	157,323	157,323	Projected cash flows

Total impairment charges		$221,521	$221,521

Reorganization Items

      The Company incurred total reorganization items of $27,000 and $0.3 million for the three and six months ended June 30, 2004. All reorganization costs have been incurred since the Company filed for bankruptcy in May 2003. These costs consist of bankruptcy related charges primarily related to professional fees.

4.	Inventory

      Inventory, which is valued at the lower of weighted average cost or market, consists of:

	Reorganized Company

	June 30,	December 31,
	2004	2003

	(In thousands of dollars)
Fuel oil	$80,134	$70,331
Spare parts	24,775	24,947
Coal	13,571	12,163
Natural gas	1,090	—

Total inventory	$119,570	$107,441

NRG NORTHEAST GENERATING LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

5.	Property, Plant and Equipment

      The major classes of property, plant and equipment were as follows:

	Reorganized Company

	June 30,	December 31,
	2004	2003

	(In thousands of dollars)
Facilities, machinery and equipment	$802,476	$802,173
Land and improvements	34,266	34,266
Construction in progress	22,759	9,689
Office furnishings and equipment	615	615

Total property, plant and equipment	860,116	846,743
Accumulated depreciation	(25,980)	(2,911)

Property, plant and equipment, net	$834,136	$843,832

6.	Asset Retirement Obligation

      Effective January 1, 2003, the Company adopted SFAS No. 143, Accounting for Asset Retirement Obligations (“SFAS No. 143”). SFAS No. 143 requires an entity to recognize the fair value of a liability for an asset retirement obligation in the period in which it is incurred. Upon initial recognition of a liability for an asset retirement obligation, an entity shall capitalize an asset retirement cost by increasing the carrying amount of the related long-lived asset by the same amount as the liability. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Retirement obligations associated with long-lived assets included within the scope of SFAS No. 143 are those for which a legal obligation exists under enacted laws, statutes and written or oral contracts, including obligations arising under the doctrine of promissory estoppel.

      The Company identified certain retirement obligations related to environmental matters for ash disposal site closures. The Company also identified similar other asset retirement obligations that could not be calculated because the assets associated with the retirement obligations were determined to have an indeterminate life. The adoption of SFAS No. 143 resulted in recording a $0.2 million increase to property, plant and equipment and a $0.3 million increase to other long-term obligations. The cumulative effect of adopting SFAS No. 143 was recorded as a $0.1 million increase to depreciation expense and a $0.1 million increase to operating costs as the Company considered the cumulative effect to be immaterial.

      The following represents the balances of the asset retirement obligation as of January 1, 2004, and accretion of the asset retirement obligation for the six months ended June 30, 2004, which is included in other long-term obligations in the consolidated balance sheet.

	Reorganized Company

		Accretion
		for the
	Beginning	Six Months	Ending
	Balance	Ended	Balance
	January 1,	June 30,	June 30,
	2004	2004	2004

	(In thousands of dollars)
Dunkirk Power LLC	$2,677	$91	$2,768
Huntley Power LLC	4,346	148	4,494
Somerset Power LLC	505	17	522

	$7,528	$256	$7,784

NRG NORTHEAST GENERATING LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7.	Intangible Assets

      Upon the application of push down accounting, the Company established certain intangible assets for power sales agreements and plant emission allowances. These intangible assets will be amortized over their respective lives based on a straight-line or units of production basis to resemble the Company’s realization of such assets.

      Power sale agreements will be amortized as a reduction to revenue over the terms and conditions of each contract. The power sale agreements were fully amortized in May 2004. Emission allowances will be amortized as additional fuel expense based upon the actual level of emissions from the respective plants through 2023. Aggregate amortization recognized for the three and six months ended June 30, 2004, was approximately $2.8 million and $7.8 million, respectively. The annual aggregate amortization for each of the five succeeding years is expected to approximate $11.6 million.

      Intangible assets were reduced by $10.0 million in connection with the recognition of certain tax credits to be claimed on the Company’s New York State franchise tax return.

      Intangible assets consisted of the following:

	Power Sale	Emission
	Agreements	Allowances	Total

	(In thousands of dollars)
Original balances as of December 6, 2003	$3,140	$211,070	$214,210
Amortization	(523)	—	(523)

Balances as of December 31, 2003	2,617	211,070	213,687
Amortization	(2,617)	(5,183)	(7,800)
Other adjustments	—	(10,004)	(10,004)

Balances as of June 30, 2004	$—	$195,883	$195,883

Predecessor Company

      The Company had intangible assets of $22.2 million at June 30, 2003 which were amortized and consisted of future transmission service being provided under long-term contracts. Aggregate amortization expenses recognized for the three and six months ended June 30, 2003 was approximately $0.6 million and $1.2 million, respectively.

8.	Note Payable — Affiliate

      On June 15, 2002, NRG Energy loaned the Company $30 million to fund capital expenditures. The note payable bears interest at the three-month London Interbank Offered Rate plus 0.5%. The note payable is subordinate to the debt of NRG Energy and is subject to the terms and conditions of the senior secured bonds’ indenture. The note payable was paid along with accrued interest of $1.0 million in March 2004. Accordingly, the Company has classified this loan as a short-term affiliated note payable at December 31, 2003.

9.	Derivative Instruments and Hedging Activity

      Statement of Financial Accounting Standards SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS No. 133), as amended, requires the Company to record all derivatives on the consolidated balance sheet as assets or liabilities at fair value. For derivatives designated as cash flow hedges, the effective portion of the changes in fair value of the derivatives are recorded in accumulated other comprehensive income (“OCI”) and subsequently recognized in earnings when the hedged items impact income. For derivatives designated as hedges of the fair value of assets or liabilities, the changes in fair value

NRG NORTHEAST GENERATING LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

of both the derivatives and the hedged items are recorded in current earnings. Changes in the fair value of nonhedge derivatives will be immediately recognized in earnings. Additionally, many of the Company’s commodity sales and purchase agreements that otherwise would be required to follow derivative accounting qualify as normal purchases and sales under SFAS No. 133, and are therefore exempt from fair value accounting treatment.

      SFAS No. 133 applies to the Company’s long-term power sales contracts, long-term fuel purchase contracts and other energy related commodities financial instruments used to mitigate variability in earnings due to fluctuations in spot market prices, hedge fuel requirements at generation facilities and protect investments in fuel inventories. At June 30, 2004, the Company had various commodity contracts extending through December 2005.

Energy Related Commodities

      The Company is exposed to commodity price variability in electricity, emission allowances, natural gas, oil and coal used to meet fuel requirements. In order to manage these commodity price risks, the Company entered into financial instruments, which may take the form of fixed price, floating price or indexed sales or purchases, and options, such as puts, calls, basic transactions and swaps. Certain of these transactions have been designated as cash flow hedges. The Company has accounted for these derivatives by recording the effective portion of the cumulative gain or loss on the derivative instruments as a component of OCI in members’ equity. The Company recognizes deferred gains and losses into earnings in the same period or periods during which the hedged transaction affects earnings. Such reclassifications are included on the same line of the statement of operations in which the hedged item is recorded.

Accumulated Other Comprehensive Income

      The following table summarizes the effects of SFAS No. 133 on the Company’s accumulated other comprehensive income balance attributable to hedged derivatives:

	Reorganized	Predecessor	Reorganized	Predecessor
	Company	Company	Company	Company

	Three	Three	Six	Six
	Months	Months	Months	Months
	Ended	Ended	Ended	Ended
	June 30,	June 30,	June 30,	June 30,
	2004	2003	2004	2003

	(In thousands)
Gains/(Losses)
Beginning Balance	$(15,270)	$12,311	$—	$28,835
Unwound from OCI during period Due to unwinding of previously deferred amounts	8,556	(12,311)	9,133	(28,835)
Mark to market hedge contracts	(5,608)	—	(21,455)	—

Ending Balance	$(12,322)	$—	$(12,322)	$—

Losses expected to unwind from OCI during next 12 months	$(13,418)	$—	$(13,418)	$—

Reorganized Company

      Losses of $8.6 million and $9.1 million were reclassified from OCI to current period earnings during the three and six months ended June 30, 2004, due to the unwinding of previously deferred amounts. These amounts are recorded on the same line in the consolidated statement of operations in which the hedged items

NRG NORTHEAST GENERATING LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

are recorded. Also, during the three and six months ended June 30, 2004, the Company recorded losses in OCI of approximately $5.6 million and $21.5 million, respectively, related to changes in the fair values of derivatives accounted for as hedges.

      The net balance in OCI relating to SFAS No. 133 as of June 30, 2004, was an unrecognized loss of approximately $12.3 million. The Company expects $13.4 million of deferred net losses on derivative instruments accumulated in OCI to be recognized in earnings during the next twelve months.

Predecessor Company

      Gains of $12.3 million and $28.8 million were reclassified from OCI to current period earnings during the three and six months ended June 30, 2003, due to the unwinding of previously deferred amounts. These amounts are recorded on the same line in the consolidated statement of operations in which the hedged items are recorded. Also, during the three and six months ended June 30, 2003, the Company recorded no amounts related to changes in the fair values of derivatives accounted for as hedges. The net balance in OCI relating to SFAS No. 133 as of June 30, 2003, was $0.

Statement of Operations

      The following table summarizes the pre-tax effects of nonhedge derivatives on the Company’s consolidated statements of operations:

	Reorganized	Predecessor	Reorganized	Predecessor
	Company	Company	Company	Company

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2004	2003	2004	2003

	(In thousands)
Gains/(Losses)
Revenues	$6,126	$23,391	$5,854	$21,152
Operating costs	(1,124)	363	(1,637)	(1,443)

Total statement of operations impact before tax	$5,002	$23,754	$4,217	$19,709

      No ineffectiveness was recognized on commodity cash flow hedges during the three and six months ended June 30, 2004 and 2003.

      The Company’s earnings for the three months ended June 30, 2004 and 2003, were increased by unrealized gains of $5.0 million and a $23.8 million, respectively. For the six months ended June 30, 2004 and 2003, the Company’s earnings increased by unrealized gains of $4.2 million and $19.7 million, respectively, associated with changes in the fair value of energy related derivative instruments not accounted for as hedges in accordance with SFAS No. 133.

      At June 30, 2004, the Company had hedge and nonhedge energy related commodities financial instruments extending through December 2005.

10.	Commitments and Contingencies

Environmental Matters

      The construction and operation of power projects are subject to stringent environmental and safety protection and land use laws and regulations in the United States. These laws and regulations generally require lengthy and complex processes to obtain licenses, permits and approvals from federal, state and local agencies. If such laws and regulations become more stringent and NRG Northeast’s facilities are not exempted from

NRG NORTHEAST GENERATING LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

coverage, NRG Northeast could be required to make extensive modifications to further reduce potential environmental impacts. Also, NRG Northeast could be held responsible under environmental and safety laws for the cleanup of pollutant releases at its facilities or at off-site locations where it has sent wastes.

      NRG Northeast and its subsidiaries strive to exceed the standards of compliance with applicable environmental and safety regulations. Nonetheless, NRG Northeast expects that future liability under or compliance with environmental and safety requirements could have a material effect on its operations or competitive position. It is not possible at this time to determine when or to what extent additional facilities or modifications of existing or planned facilities will be required as a result of possible changes to environmental and safety regulations, regulatory interpretations or enforcement policies. In general, the effect of future laws or regulations is expected to require the addition of pollution control equipment or the imposition of restrictions on NRG Northeast’s operations.

      As part of acquiring existing generating assets, NRG Northeast has inherited certain environmental liabilities associated with regulatory compliance and site contamination. Often potential compliance implementation plans are changed, delayed or abandoned due to one or more of the following conditions: (a) extended negotiations with regulatory agencies, (b) a delay in promulgating rules critical to dictating the design of expensive control systems, (c) changes in governmental/regulatory personnel, (d) changes in governmental priorities or (e) selection of a less expensive compliance option than originally envisioned.

      In response to liabilities associated with these activities, NRG Northeast has established accruals where reasonable estimates of probable liabilities are possible. At June 30, 2004 and December 31, 2003, NRG Northeast has established such accruals in the amount of approximately $3.8 million primarily related to its Arthur Kill and Astoria projects. NRG Northeast has not used discounting in determining its accrued liabilities for environmental remediation and no claims for possible recovery from third party issuers or other parties related to environmental costs have been recognized in NRG Northeast’s consolidated financial statements. NRG Northeast adjusts the accruals when new remediation responsibilities are discovered and probable costs become estimable, or when current remediation estimates are adjusted to reflect new information.

      Under various federal, state and local environmental laws and regulations, a current or previous owner or operator of any facility, including an electric generating facility, may be required to investigate and remediate releases or threatened releases of hazardous or toxic substances or petroleum products located at the facility, and may be held liable to a governmental entity or to third parties for property damage, personal injury and investigation and remediation costs incurred by the party in connection with any releases or threatened releases. These laws, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, impose liability without regard to whether the owner knew of or caused the presence of the hazardous substances, and courts have interpreted liability under such laws to be strict (without fault) and joint and several. The cost of investigation, remediation or removal of any hazardous or toxic substances or petroleum products could be substantial. Although NRG Northeast has been involved in on-site contamination matters, to date, NRG Northeast has not been named as a potentially responsible party with respect to any off-site waste disposal matter.

      Coal ash is produced as a by-product of coal combustion at the Dunkirk, Huntley, and Somerset Generating Stations. NRG Northeast attempts to direct its coal ash to beneficial uses. Even so, significant amounts of ash are landfilled at on-site and off-site locations. At Dunkirk and Huntley, ash is disposed at landfills owned and operated by NRG Northeast. No material liabilities outside the costs associated with closure, post-closure care and monitoring are expected at these facilities. NRG Northeast maintains financial assurance to cover costs associated with closure, post-closure care and monitoring activities. In the past, NRG Northeast has provided financial assurance via financial test and corporate guarantee. As a result of NRG Energy’s debt restructuring, NRG Northeast was required to re-establish financial assurance via an instrument

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requiring complete collateralization of closure and post-closure-related costs, such costs at June 30, 2004, were estimated at approximately $5.8 million and is included in other assets. NRG Northeast provided such financial assurance via a trust fund established in this amount on April 30, 2003.

      NRG Northeast must also maintain financial assurance for closing interim status Resource Conservation and Recovery Act facilities at the Devon, Middletown, Montville and Norwalk Generating Stations. Previously, NRG Northeast has provided financial assurance via financial test. As a result of NRG Energy’s debt restructuring, NRG Northeast was required to re-establish financial assurance via an instrument requiring complete collateralization of closure and post-closure-related costs, such costs at June 30, 2004 were estimated at approximately $1.5 million. NRG Northeast provided such financial assurance via a trust fund established in this amount on April 30, 2003.

      Historical clean-up liabilities were inherited as a part of acquiring the Somerset, Devon, Middletown, Montville, Norwalk, Arthur Kill and Astoria Generating Stations. NRG Northeast has recently satisfied clean-up obligations associated with the Ledge Road property (inherited as part of the Somerset acquisition). Site contamination liabilities arising under the Connecticut Transfer Act at the Devon, Middletown, Montville and Norwalk Stations have been identified and are currently being refined as part of on-going site investigations. NRG Northeast does not expect to incur material costs associated with completing the investigations at these Stations or future work to cover and monitor landfill areas pursuant to the Connecticut requirements. Remedial obligations at the Arthur Kill Generating Station have been established in discussions between NRG Northeast and the New York State DEC and are estimated at $1.0 million. Remedial investigations are on going at the Astoria Generating Station. At this time, NRG Northeast’s long-term cleanup liability at this site is estimated at $1.5 million.

      At June 30, 2004 and December 31, 2003, the Company had recorded an accrual in the amount of $2.1 million to cover penalties associated with historical opacity exceedances.

Contractual Commitments

      In connection with the acquisition of certain generating facilities, NRG Northeast entered into various long-term transition agreements and standard offer agreements that obligated NRG Northeast to provide its customers, primarily the previous owners of the acquired facilities, with a certain portion of the energy and capacity output of the acquired facilities.

      During 1999, the Company acquired certain generating facilities from Connecticut Light and Power Company (“CL&P”). NRG Power Marketing Inc. (“NRG Power Marketing”) also entered into a four-year standard offer agreement that requires NRG Power Marketing to provide to CL&P a portion of its load requirements through the year 2003 at a fixed rate of $43.83 per MWh. Through its agency agreement with the Company, NRG Power Marketing utilizes in part, the capacity available in the Connecticut facilities in order to serve the contract. This agreement ended in December 2003.

      During 1999, the Company acquired the Oswego generating facilities from Niagra Mohawk Power Corporation (“NiMo”) and entered into a four-year transition power sales contract with NiMo in order to hedge NiMo’s transition to market rates. Under the agreement, NiMo agreed to pay to Oswego Power a fixed monthly price plus start up fees for the right to claim, at a specified delivery point(s), the installed capacity of unit 5 and for the right to exercise an option for an additional 350 MW of installed capacity. This agreement expired in October 2003. During 1999, the Company also acquired the Huntley and Dunkirk facilities from NiMo and entered into similar four year transition power sales contracts. Under the agreements, the Company agreed to provide capacity and to deliver energy to NiMo for a set price. These agreements expired in October 2003.

      NRG Power Marketing has entered into a wholesale standard offer service agreement with Blackstone Valley Electric Company, Eastern Edison Company and Newport Electric Corporation (collectively the

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“EUA Companies”). Under the agreement, NRG Power Marketing is obligated to provide each of the EUA Companies with firm all-requirements electric service, including capacity, energy, reserves, line losses and related services necessary to serve the aggregate load attributable to retail customers taking standard offer service. The price the EUA Companies pay to NRG Power Marketing for each unit of electricity is a fixed price plus a fuel adjustment factor. On June 8, 2004, the parent company of the EUA Companies terminated the agreement.

      In July 2002, NRG Power Marketing reached a tentative agreement with CL&P that would result in increased compensation to NRG Power Marketing, a supplier of CL&P’s wholesale supply agreement. CL&P filed an emergency petition with the Connecticut Department of Public Utility Control (“DPUC”) asking for approval of a shift of wholesale supply agreement revenues, effective August 1, 2002, through December 31, 2003, that would reallocate 0.7 cents per kilowatt-hour in the wholesale price paid to existing suppliers. On July 26, 2002, the DPUC denied the request of CL&P for an emergency letter ruling.

NYISO Claims

      In November 2002, the NYISO notified the Company of claims related to New York City mitigation adjustments, general NYISO billing adjustments and other miscellaneous charges related to sales between November 2000 and October 2002. The New York City mitigation adjustments totaled $11.5 million. NRG Northeast did not contest that claim and it has been fully reserved. The general NYISO billing adjustment issue totaled $10.2 million and related to NYISO’s concern that the Company would not have sufficient revenue to cover for subsequent revisions to its energy market settlements. At both June 30, 2004 and December 31, 2003, the NYISO held $4.5 million in escrow for such future settlement revision.

Guarantees

      In November 2002, the FASB issued FASB Interpretation No. (“FIN”) 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. The initial recognition and initial measurement provisions of this interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor’s fiscal year end. The disclosure requirements are effective for financial statements of interim or annual periods ending after December 15, 2002. The interpretation addresses the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees. The interpretation also clarifies the requirements related to the recognition of a liability by a guarantor at the inception of the guarantee for the obligations the guarantor has undertaken in issuing the guarantee.

      In connection with the application of push down accounting, all outstanding guarantees were considered new; accordingly, the Company applied the provisions of FIN 45 to all of these guarantees. Each guarantee was reviewed for the requirement to recognize a liability at inception.

      The Company is directly liable for the obligations of certain of its affiliates pursuant to guarantees relating to certain of their performance obligations. In addition, in connection with the purchase and sale of fuel, emission credits and power generation products to and from third parties with respect to the operation of some of the Company’s generation facilities, the Company may be required to guarantee a portion of the obligations of certain of its subsidiaries. The Company also provides performance guarantees to third parties on behalf of NRG Power Marketing in relation to certain of its sales and supply agreements.

      At June 30, 2004, the Company’s obligations pursuant to its guarantees of the performance obligations of its affiliates and subsidiaries totaled approximately $2.3 million.

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      The nature and details of the Company’s guarantees were as follows:

Guarantee/
Maximum
	Exposure —	Nature of	Expiration
Name	June 30, 2004	Guarantee	Date	Triggering Event

(In thousands of dollars)
Astoria/ Arthur Kill	Indeterminate	Performance	None stated	Nonperformance
Devon/ Middletown/ Montville/ Norwalk	$2,339	Performance	None stated	Nonperformance

      In addition to these guarantees, the Company is a guarantor under the debt issued by the Company’s ultimate parent, NRG Energy. NRG Energy issued $1.25 billion of 8% Second Priority Notes on December 23, 2003, due and payable on December 15, 2013. On January 28, 2004, NRG Energy also issued $475.0 million of Second Priority Notes, under the same terms and indenture as its December 23, 2003 offering.

      NRG Energy’s payment obligations under the notes and all related Parity Lien Obligations are guaranteed on an unconditional basis by each of NRG Energy’s current and future restricted subsidiaries, of which the Company is one. The notes are jointly and severally guaranteed by each of the guarantors. The subsidiary guarantees of the notes are secured, on a second priority basis, equally and ratably with any future Parity Lien Debt, by security interests in all of the assets of the guarantors, except certain excluded assets, subject to liens securing parity lien debt and other permitted prior liens.

      The Company’s obligations pursuant to its guarantees of the performance, equity and indebtedness obligations were as follows:

	Guarantee/
	Maximum		Expiration
	Exposure	Nature of Guarantee	Date	Triggering Event

	(In thousands of dollars)
NRG Energy Second Priority Notes due 2013	$1,753,000	Obligations under credit agreement	2013	Nonperformance

Legal Issues

Consolidated Edison Co. of New York v. Federal Energy Regulatory Commission, Docket No. 01-1503

      Consolidated Edison and others petitioned the United States Court of Appeals for the District of Columbia Circuit for review of certain FERC orders in which FERC refused to order a redetermination of prices in the New York Independent System Operator, or NYISO, operating reserve markets for the period from January 29, 2000 to March 27, 2000. Petitioners alleged that the prices in the operating reserves markets were unduly elevated by approximately $65 million as a result of market power abuse and operating flaws. On November 7, 2003, the court issued a decision which found the NYISO’s method of pricing spinning reserves violated the NYISO tariff. The court also required FERC to determine whether the exclusion from the non-spinning market of a generating facility known as Blenheim-Gilboa and resources located in western New York also constituted a tariff violation and/or whether these exclusions enabled NYISO to use its Temporary Extraordinary Procedure, or TEP, authority to require refunds. On June 25, 2004, the NYISO filed a motion requesting that it be permitted to supplement the record. The motion indicated that FERC had the authority to order refunds in the case because the failure to model Blenheim-Gilboa constituted a TEP. On July 16, 2004, we filed an objection to the NYISO’s motion, asserting that the failure to model was a conscious decision of the owners of that facility and that NYISO’s authority under TEP did not apply. It is unclear at this time whether FERC will require refunds, much less the amount of any such refunds. If refunds are

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required, NRG entities which may be affected include NRG Power Marketing, Inc., Astoria Gas Turbine Power LLC and Arthur Kill Power LLC. Although non-NRG-related entities will share responsibility for payment of such refunds, under the petitioners’ theory and calculations the cumulative exposure to our above-listed entities could exceed $23 million.

Electricity Consumers Resource Council v. Federal Energy Regulatory Commission, Case No. 03-1449

      On December 19, 2003, the Electricity Consumers Resource Council (“ECRC”) appealed to the United States Court of Appeals for the District of Columbia Circuit a recent decision by FERC approving the implementation of a demand curve for the New York installed capacity (“ICAP”) market. ECRC claims that the implementation of the ICAP demand curve violates section 205 of the Federal Power Act because it constitutes unreasonable ratemaking. The Company is party to this appeal and will contest FERC’s assertions, but at this time cannot assess what the eventual outcome will be.

Connecticut Light & Power Company v. NRG Power Marketing, Inc., Docket No. 3:01-CV-2373 (AWT), pending in the United States District Court, District of Connecticut

      This matter involves a claim by Connecticut Light & Power Company (“CL&P”) for recovery of amounts allegedly owed for congestion charges under the terms of a Standard Offer Services (“SOS”) contract between the parties, dated October 29, 1999. CL&P has served and filed its motion for summary judgment to which NRG Power Marketing, Inc. (“PMI”) filed a response on March 21, 2003. CL&P has withheld approximately $30 million from amounts owed to PMI, claiming that it has the right to offset those amounts under the contract. PMI has counterclaimed seeking to recover those amounts, arguing among other things that CL&P has no rights under the contract to offset them. By reason of the previous bankruptcy stay, the court has not ruled on the pending motion. On November 6, 2003, the parties filed a joint stipulation for relief from the automatic stay in order to allow the proceeding to go forward, and PMI has supplemented the record on the pending summary judgment motion. PMI cannot estimate at this time the likelihood of an unfavorable outcome in this matter.

The State of New York and Erin M. Crotty, as Commissioner of the New York State Department of Environmental Conservation v. Niagara Mohawk Power Corporation, NRG Energy, Inc., NRG Dunkirk Operations, Inc., Dunkirk Power, LLC, NRG Huntley Operations, Inc., Huntley Power, LLC, NRG Northeast Generating, LLC, Northeast Generation Holding, LLC, NRG Eastern, LLC and NRG Operating Services, Inc., United States District Court for the Western District of New York, Civil Action No. 02-CV-0024S

      In January 2002, the New York Department of Environmental Conservation (“DEC”) sued Niagara Mohawk Power Corporation (“NiMo”), NRG Energy and certain of NRG Energy’s affiliates in federal court in New York. The complaint asserted that projects undertaken at NRG Energy’s Huntley and Dunkirk plants by NiMo, the former owner of the facilities, required preconstruction permits pursuant to the Clean Air Act and that the failure to obtain these permits violated federal and state laws. In July, 2002, the NRG entities filed a motion to dismiss. On March 27, 2003 the court dismissed the complaint against the NRG entities with prejudice as to the federal claims and without prejudice as to the state claims. On December 31, 2003, the trial court granted the state’s motion to amend the complaint to again sue NRG Energy and various affiliates in this same action in the federal court in New York, asserting against them violations of operating permits and deficient operating permits at the Huntley and Dunkirk plants. The parties have commenced written discovery, and the court has scheduled the trial on liability issues for March, 2006. For several months, the parties have been engaged in discussions respecting possible settlement of this matter. If the case ultimately is litigated to an unfavorable outcome that could not be addressed otherwise, NRG Energy has estimated that the total investment that would be required to install pollution control devices could be as high as $300 million

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over a ten to twelve-year period. The NRG entities also could be found responsible for payment of certain penalties and fines.

Niagara Mohawk Power Corporation v. NRG Energy, Inc., Huntley Power, LLC, and Dunkirk Power, LLC, Supreme Court, State of New York, County of Onondaga, Case No. 2001-4372

      NRG Energy has asserted that NiMo is obligated to indemnify it for any related compliance costs associated with resolution of the above enforcement action. NiMo has filed suit in state court in New York seeking a declaratory judgment with respect to its obligations to indemnify NRG Energy under the asset sales agreement. NRG Energy has pending a summary judgment motion on its entitlement to be reimbursed by NiMo for attorneys’ fees incurred in the enforcement action.

Huntley Power LLC

      On April 30, 2003, the Huntley Station submitted a self-disclosure letter to the DEC reporting violations of applicable sulfur in fuel limits, which had occurred during 6 days in March 2003 at the chimney stack serving Huntley Units 63-66. The Huntley Station self-disclosed that the average sulfur emissions rates for those days had been 1.8 lbs/mm BTU, rather than the maximum allowance of 1.7 lbs/mm BTU. NRG Huntley Operations discontinued use of Unit 65 (the only unit utilizing the subject stack at the time) and has kept the remaining three units off line until adherence with the applicable standard is assured. On May 19, 2003, the DEC issued Huntley Power LLC a Notice of Violation. Huntley Power LLC has met with the DEC to discuss the circumstances surrounding the event and the appropriate means of resolving the matter. Huntley Power LLC does not know what relief the DEC will seek through an enforcement action. Under applicable provisions of the Environmental Conservation Law, the DEC asserts that it may impose a civil penalty up to $10,000, plus an additional penalty not to exceed $10,000 for each day that a violation continues and may enjoin continuing violations.

Niagara Mohawk Power Corporation v. Dunkirk Power LLC, NRG Dunkirk Operations, Inc. Huntley Power LLC, NRG Huntley Power Operations, Inc., Oswego Power LLC and NRG Oswego Operations Inc., Supreme Court, Erie County, Index No. 1-2000-8681 — Station Service Dispute

      On October 2, 2000, plaintiff Niagara Mohawk Power Corporation (“NiMo”) commenced this action against NRG Energy to recover damages plus late fees, less payments received through the date of judgment, as well as any additional amounts due and owing, for electric service provided to the Dunkirk Plant after September 18, 2000. NiMo claims that NRG Energy has failed to pay retail tariff amounts for utility services commencing on or about June 11, 1999. Plaintiff has alleged breach of contract, suit on account, violation of statutory duty, and unjust enrichment claims. On or about October 23, 2000, NRG Energy served an answer denying liability and asserting affirmative defenses.

      After proceeding through discovery, and prior to trial, the parties and the court entered into a Stipulation and Order filed August 9, 2002, consolidating this action with two other actions against the Company’s Huntley and Oswego subsidiaries, both of which cases assert the same claims and legal theories for failure to pay retail tariffs for utility services at those plants.

      On October 8, 2002, a Stipulation and Order was filed in the Erie County Clerk’s Office staying this action, pending submission to FERC of some or all of these disputes. NRG Energy cannot make an evaluation of the likelihood of an unfavorable outcome. The cumulative potential loss could amount to some $40 million.

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Niagara Mohawk Power Corporation v. Huntley Power LLC, NRG Huntley Operations, Inc., NRG Dunkirk Operations, Inc., Dunkirk Power LLC, Oswego Harbor Power LLC, and NRG Oswego Operations, Inc., Case File November 26, 2002 in Federal Energy Regulatory Commission Docket No. EL 03-27-000

      This is the companion action filed by NiMo at FERC, similarly asserting that NiMo is entitled to receive retail tariff amounts for electric service provided to the Huntley, Dunkirk and Oswego plants. On October 31, 2003, the FERC Trial Staff, a party to the proceedings, filed a reply brief in which it supported and agreed with each position taken by the Company’s facilities. In short, the staff argued that the Company’s facilities: (1) self-supply station power under the NYISO tariff (which took effect on April 1, 2003) in any month during which they produce more energy than they consume and, as such, should not be assessed a retail rate; (2) are connected only to transmission facilities and, as such, at most should only pay NiMo a FERC-approved transmission rate; and (3) should be allowed to net consumption and output even if power is injected into the grid at a different point from which it is drawn off. The Company is presently awaiting a ruling by FERC. At this stage of the proceeding, NRG Energy cannot estimate the likelihood of success on this action. As noted above, the cumulative potential loss could amount to some $40 million.

11.	Regulatory Issues

New England

      Effective March 1, 2003, ISO-NE implemented its version of standard market design (“SMD”). This change dramatically modifies the New England market structure by incorporating locational marginal pricing (“LMP” — pricing by location rather than on a New England wide basis). Even though NRG Northeast views this change as a significant improvement to the existing market design, NRG Northeast still views the market in New England as incapable of allowing NRG Northeast to recover its costs and provide a reasonable return on investment. Consequently, on February 26, 2003, Devon Power LLC, Middletown Power LLC, Montville Power LLC, Norwalk Power LLC and NRG Power Marketing (collectively, the “NRG Filers”) filed and requested a cost of service rate with FERC for most of its Connecticut fleet, requesting a February 27th effective date. The NRG Filers remain committed to working with ISO-NE, FERC and other stakeholders to continue to improve the New England market that will hopefully make further reliance on a cost of service rate unnecessary. On March 25, 2003, the FERC issued an order (the “Order”) in response to the NRG Filers’ Joint Motion for Emergency Expedited Issuance of Order by March 17, 2003, in Docket No. ER03-563-000 (the “Emergency Motion”). In the Emergency Motion, the NRG Filers requested that FERC accept the NRG Filers’ reliability must-run agreements and assure the NRG Filers’ recovery of deferred maintenance costs for their New England generating facilities prior to the peak summer season. FERC accepted the NRG Filers’ filing as to the recovery of spring 2003 maintenance costs, subject to refund. FERC’s Order authorizes the ISO New England Inc. to begin collecting these maintenance costs in escrow for the benefit of the NRG Filers as of February 27, 2003. Several intervenors protested the Emergency Motion. FERC did not rule on the remainder of the issues to allow for further time to consider protests it received related to the filings.

      On April 25, 2003, FERC issued an order rejecting the remaining part of the proposed cost of service agreements including the monthly cost-based payments, citing certain policy determinations regarding cost of service agreements. Rather, FERC instructed ISO-NE to establish temporary bidding rules that would permit selected units (units with capacity factors of 10% or less during 2002), operating within designated congestion areas, such as Connecticut, to raise their bids to allow them the opportunity to recover their fixed and variable costs through the market. In May and June 2003, the ISO-NE revised its market rules to facilitate “peaking unit safe harbor,” or “PUSH,” bidding. On July 24, 2003, FERC clarified that the capacity factor of 10% or less applies to units rather than stations. Therefore, on a unit basis, all of the Company’s facilities qualify to bid under the temporary rules, except Middletown units 2 and 3. The PUSH bidding rule will remain in place

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until ISO-NE implements locational installed capacity payments, which FERC mandated ISO-NE implement no later than June 1, 2004. On March 1, 2004, ISO-NE filed a locational capacity proposal with FERC. Under the proposal, generators that are needed for reliability and have a capacity factor of 15% or less in 2003 are eligible for a monthly capacity payment of $5.38 per KW-month. Most of the Company’s generators located in Connecticut satisfy this requirement.

      Consistent with expectations, PUSH bidding has not yielded sufficient revenues to cover all costs for most of the Company’s affected facilities. On January 16, 2004, the Company filed proposed reliability-must-run agreements (“RMR agreements”) with FERC for the following facilities: Devon station units 11-14, Middletown station and Montville station. The RMR agreement filings requested FERC to establish cost of service rates. On March 18, 2004 FERC granted us a one day suspension of the rates, subject to refund, set the case for hearing and consolidated the case with other similar NRG cases before a settlement judge. In the March 18, 2004 order the FERC ruled that the RMR agreements would expire with the implementation of a locational installed capacity (“LICAP”) market, which was expected to begin on June 1, 2004. On April 14, 2004 we filed a motion for rehearing with FERC requesting FERC to revise the termination date ruling. As of this date, FERC has not responded to the rehearing request.

      On February 6, 2004, the Company filed updated maintenance schedules for the tracking mechanism that provides for the payment by certain NEPOOL participants of third party maintenance expense incurred by NRG. On April 1, 2004 FERC accepted the revised schedules, subject to refund, set the case for hearing and consolidated the case with other similar NRG cases before a settlement judge. In the April 1, 2004 order the FERC ruled that the tracking mechanism would expire with the implementation of a LICAP market, which is expected to begin on June 1, 2004. On April 14, 2004 the Company filed a motion for rehearing with FERC requesting FERC to revise the termination date ruling. As of this date, FERC has not responded to the rehearing request.

      In addition to the facilities noted above, the following of the Company’s quick-start facilities in Connecticut have submitted PUSH bids that have been approved by FERC: Cos Cob, Franklin Drive, Banford, and Torrington. In August 2002, the Company and ISO-NE submitted RMR Agreements to FERC for approval for the following facilities: Devon 7, 8 and 10. In October 2002, Devon 10 was retired because ISO-NE determined that the facility was no longer needed for reliability. In December 2002, FERC approved the RMR Agreements. Numerous parties filed rehearing motions and on September 21, 2004, FERC issued an order affirming in part its prior approval. Specifically, the order reduced the compensation under the agreement by approximately $1 million. The existing RMR agreement between ISO-NE and the Company covering Devon station units 7 and 8 terminated on September 30, 2003. On October 2, 2003, the Company filed with FERC to extend the existing RMR agreement for the two Devon units. On December 1, 2003, FERC granted a one-day suspension of the rates, subject to refund, set the case for hearing and appointed a settlement judge. On February 25, 2004, a FERC sponsored technical conference occurred to review the costs associated with the two Devon units. In the technical conference, the costs relevant to the RMR agreements were discussed. ISO-NE has indicated in a letter dated February 27, 2004, that one of the Devon units will no longer be needed for reliability services.

      Therefore, on May 28, 2004, Devon 8 was retired. On May 28, 2004, a revised RMR agreement was filed with FERC for Devon 7 facility to account for the costs remaining after the retirement of Devon 8.

      On June 2, 2004, FERC issued an order on ISO-NE’s LICAP proposal. In the order, the FERC ruled that LICAP would not go into effect until January 1, 2006. In the order, FERC set for hearing the actual development of a LICAP proposal. In August 2004, ISO-NE filed its LICAP proposal with the administrative law judge who is presiding over our LICAP case. Until the implementation of LICAP, the existing PUSH bidding rules and existing RMR agreements would continue. New RMR agreements must also end when the LICAP market is implemented. In the order, FERC requested ISO-NE to address whether Southwest Connecticut (SWCT) should be in a separate energy and capacity zone. On July 7, 2004, ISO-NE filed a

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report with FERC requesting that a separate energy and capacity zone be created for SWCT as of January 1, 2006.

New York

      In April of 2003, the NYISO implemented a demand curve in its capacity market and scarcity pricing improvements in its energy market. The New York demand curve eliminated the previous market structure’s tendency to price capacity at either its cap (deficiency rate) or near zero. In a complaint filed with FERC on December 15, 2003, Consolidated Edison Company of New York, Inc. and other load-serving entities alleged that NYISO had used the wrong rate setting methodology to establish prices and rebates in the New York City markets for a portion of the summer capacity auction in 2003, and that this action resulted in overcharges to customers and overpayments to suppliers, including the Company, totaling approximately $21 million, with the Company’s share being approximately $5 million. If the complaint were granted, the Company may be required to refund payments. On July 13, 2004, FERC denied the complaint.

12.	Income Taxes

      The Company is included in the consolidated tax return filings as a wholly owned indirect subsidiary of NRG Energy. Reflected in the financial statements and notes below are separate company federal and state tax provisions as if the Company had prepared separate filings. An income tax provision has been established on the accompanying consolidated financial statements as of the earliest period presented in order to reflect income taxes as if the Company filed its own tax return. The Company’s ultimate parent, NRG Energy, does not have a tax allocation agreement with its subsidiaries and prior to January 1, 2003, income taxes were not recorded or allocated to non tax paying entities or entities such as the Company which are treated as disregarded entities for tax purposes. Because the Company is not a party to a tax sharing agreement, current tax expense (benefit) is recorded as a capital contribution from (distribution to) the Company’s parent. The cumulative effect of recording an income tax provision (benefit) and deferred taxes resulted in recording as of December 31, 2002, a net deferred tax liability of $58.4 million and a reduction to members’ equity of $58.4 million.

      Income taxes for the six months ended June 30, 2004 was a tax expense of $57.4 million compared to a tax benefit of $135.6 million for the same period in 2003. The tax expense for the six months ended June 30, 2004 includes federal tax expense of $41.0 million and state tax expense of $16.4 million. The tax benefit for the same period in 2003 includes federal tax benefit of $96.9 million and state tax benefit of $38.7 million.

      Income taxes for the three months ended June 30, 2004 was a tax expense of $24.4 million compared to a tax benefit of $123.0 million for the same period in 2003. The tax expense for the three months ended June 30, 2004 includes federal tax expense of $17.4 million and state tax expense of $7.0 million. The tax benefit for the same period in 2003 includes federal tax benefit of $87.9 million and state tax benefit of $35.1 million.

      The effective income tax rate for the periods ended June 30, 2004 and 2003, differs from the statutory federal income tax rate of 35% due to state taxes.

      As of June 30, 2004 and December 31, 2003, the Company had $84.8 million and $91.6 million, respectively, of noncurrent deferred tax assets attributable primarily to differences between book and tax basis of property and book reserves not currently deductible for tax purposes. A valuation allowance was not established against these deferred tax assets given the likelihood of realization.